Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On June 29, 2016, Teladoc, Inc. (“Teladoc” or the “Company”) and HY Holdings, Inc. d/b/a HealthiestYou Corporation (“HealthiestYou”) executed an Agreement and Plan of Merger (the “Merger”) whereby Teladoc agreed to acquire all the issued and outstanding shares of HealthiestYou. The acquisition of HealthiestYou closed on July 1, 2016. HealthiestYou is a leading telehealth consumer engagement technology platform for the small to mid-sized employer market. HealthiestYou provides end-users with access to telemedicine services including through a web-based portal and a mobile application. Solutions provided by HealthiestYou include 24/7 access to telephone, e-mail, and video conferencing with doctors as well as the convenience of procedure price comparisons, prescription medicine price comparisons, health plan information and benefits eligibility, and location information for wellness service providers. The aggregate purchase price of the acquisition was $153.3 million, comprised of $45.0 million of cash and 6,955,796 shares of Teladoc’s common stock valued at $108.3 million on July 1, 2016, subject to post-closing working capital adjustments as defined in the Merger governing the acquisition.

The following unaudited pro forma combined financial statements are based on our historical consolidated financial statements and HealthiestYou’s historical financial statements as adjusted to give effect to the Company’s acquisition of HealthiestYou. The unaudited pro forma combined statements of operations for the six months ended June 30, 2016 and the twelve months ended December 31, 2015 give effect to the transaction as if it had occurred on January 1, 2015. The unaudited pro forma combined balance sheet as of June 30, 2016 gives effect to the transaction as if it had occurred on June 30, 2016.

The pro forma adjustments are based on the best information available and certain assumptions that management believes are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma combined financial information. The unaudited pro forma combined financial statements are presented for illustrative and informative purposes only and is not intended to represent or be indicative of what our results of operations would have been had the acquisition of HealthiestYou actually occurred on the date indicated. The unaudited pro forma combined financial statements should be read in conjunction with the Company’s historical financial statements, which are included in the Company’s latest annual report on Form 10-K and quarterly report on Form 10-Q, and HealthiestYou’s historical information included herein.

As of the date of this document, we have performed the preliminary estimates of the fair market value of the HealthiestYou assets acquired and liabilities assumed and the related allocations of the purchase price. Accordingly, we have made certain adjustments to the historical book values of the assets and liabilities of HealthiestYou to reflect preliminary estimates of the fair value of assets acquired and liabilities assumed. Actual results may differ from those reflected in the unaudited pro forma combined financial statements once we finalize the required purchase price allocations and other acquisition related adjustments. There can be no assurances that such finalization will not result in material changes.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2016

(in thousands, except share and per share information)

	Teladoc	HealthiestYou	Proforma Adjustments Unaudited		Pro Forma Combined Unaudited
Revenue	$53,376	$8,788	$—		$62,164
Cost of revenue	14,834	2,913	—		17,747
Gross profit	38,542	5,875	—		44,417
Operating expenses:
Advertising and marketing	15,854	403	—		16,257
Sales	11,130	2,053	—		13,183
Technology and development	10,054	508	—		10,562
Legal	2,788	83	—		2,871
Regulatory	1,620	—	—		1,620
General and administrative	23,207	9,177	(1,453)	(a)	30,931
Depreciation and amortization	3,066	90	2,391	(b)	5,547
Loss from operations	(29,177)	(6,439)	(938)		(36,554)
Interest (expense) income, net	(834)	38	—		(796)
Net loss before taxes	(30,011)	(6,401)	(938)		(37,350)
Income tax provision	(172)	—	—		(172)
Net loss	$(30,183)	$(6,401)	$(938)		$(37,522)
Net loss per share, basic and diluted	$(0.78)				$(0.82)
Weighted-average shares used to compute basic and diluted net loss per share	38,650,765		6,955,796	(c)	45,606,561

See accompanying notes to unaudited pro forma combined statement of operations.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2015

(in thousands, except share and per share information)

	Teladoc		HealthiestYou	Pro Forma Adjustments Unaudited		Pro Forma Combined Unaudited
Revenue	$77,384		$9,775	$—		$87,159
Cost of revenue	21,041		2,841	—		23,882
Gross profit	56,343		6,934	—		63,277
Operating expenses:
Advertising and marketing	20,236		621	—		20,857
Sales	17,976		2,368	—		20,344
Technology and development	14,210		595	—		14,805
Legal	9,319	(d)	6	—		9,325
Regulatory	2,433	(d)	—	—		2,433
General and administrative	43,091	(d)	3,649	—		46,740
Depreciation and amortization	4,863		31	4,781	(b)	9,675
Loss from operations	(55,785)		(336)	(4,781)		(60,902)
Interest (expense) income, net	(2,199)		27	—		(2,172)
Net loss before taxes	(57,984)		(309)	(4,781)		(63,074)
Income tax provision	(36)		—	—		(36)
Net loss	$(58,020)		$(309)	$(4,781)		$(63,110)
Net loss per share, basic and diluted	$(2.91)					$(2.35)
Weighted-average shares used to compute basic and diluted net loss per share	19,917,348			6,955,796	(c)	26,873,144

See accompanying notes to unaudited pro forma combined statement of operations.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF JUNE 30, 2016

(in thousands, except share and per share information)

	Teladoc	HealthiestYou	Proforma Adjustments Unaudited		ProForma Combined Unaudited
Assets
Current assets:
Cash and cash equivalents	$55,781	$6,204	$(46,425)	(e)	$15,560
Short-term investments	56,698	—	—		56,698
Accounts receivable, net of allowance	13,209	1,225	—		14,434
Prepaid expenses and other current assets	1,661	168	—		1,829
Total current assets	127,349	7,597	(46,425)		88,521
Property and equipment, net	6,100	1,288	—		7,388
Goodwill	56,342	—	134,629	(g)	190,971
Intangible assets, net	13,794	—	17,270	(b)	31,064
Due from officers	—	3,649	(3,649)	(f)	—
Other assets	305	80	—		385
Total assets	$203,890	$12,614	$101,825		$318,329
Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$506	$837	$—		$1,343
Accrued expenses and other current liabilities	6,608	4,194	—		10,802
Accrued compensation	4,631	366	—		4,997
Long-term bank and other debt-current portion	4,250	—	—		4,250
Total current liabilities	15,995	5,397	—		21,392
Other liabilities	7,441	767	(767)	(f)	7,441
Deferred taxes	1,357	—	2,200	(l)	3,557
Long term bank and other debt, net	27,137	—	—		27,137
Commitments and contingencies
Convertible preferred stock	—	32,738	(32,738)	(h)	—
Stockholders’ equity (deficit):
Common stock	39	—	7	(i)	46
Additional paid-in capital	312,589	1,294	106,966	(j)	420,849
Accumulated deficit	(160,693)	(27,582)	26,157	(k)	(162,118)
Accumulated other comprehensive income	25	—	—		25
Total stockholders’ equity (deficit)	151,960	(26,288)	133,130		258,802
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$203,890	$12,614	$101,825		$318,329

See accompanying notes to unaudited pro forma combined balance sheet.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share information)

Note 1 — Basis of presentation

The historical consolidated financial statements have been adjusted in the pro forma combined financial statements to give effect to pro forma events that are directly attributable to the business combination, factually supportable and with respect to the pro forma combined statements of operations, expected to have a continuing impact on the combined results following the business combination.

The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of HealthiestYou’s assets acquired and liabilities assumed and conformed the accounting policies of HealthiestYou to its own accounting policies.

The pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Note 2 — Preliminary purchase price allocation

The Company has performed a preliminary valuation analysis of the fair market value of HealthiestYou’s assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date:

Tangible assets acquired:
Current assets	$7,597
Property and equipment, net	1,288
Other	80
Total	8,965
Value assigned to intangible assets acquired	17,270
Liabilities assumed, including a 2,200 deferred tax liability associated with the intangible assets	(7,597)
Total assets acquired in excess of liabilities assumed	$18,638
Goodwill	134,629
Total purchase price	$153,267

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and income statements. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation may differ materially from the preliminary allocation used in the pro forma adjustments.

Note 3 — Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma combined financial information:

(a)	Represents the elimination of nonrecurring transaction costs incurred of $1,453 that are directly related to the acquisition of HealthiestYou.
(b)

As part of the preliminary valuation analysis, the Company identified intangible assets, including client lists, non-compete agreements, trademark and technology. These amounts represent the estimated additional amortization as a result of the identified intangible assets.

The following table summarizes the estimated fair values of HealthiestYou’s identifiable intangible assets and their estimated useful lives ($  in thousands):

	Estimated Fair Value	Estimated Useful Life	Six Months Ended June 30, 2016 Amortization	Year Ended December 31, 2015 Amortization
Customer relationships	$10,930	10 years	$1,328	$2,656
Trademark	4,050	3 years	675	1,350
Non-compete	70	2 years	18	35
Technology	2,220	3 years	370	740
Total	$17,270		$2,391	$4,781

These preliminary estimates of fair value and estimated useful lives may differ from final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material impact on the accompanying unaudited pro forma combined financial statements.

(c)

Reflects the increase in the weighted average shares in connection with the issuance of 6,955,796 shares of Teladoc common stock at a par value of $0.001 for the acquisition of HealthiestYou as if it had been completed on January 1, 2015.

(d)	Certain amounts in Teladoc’s historical financial statements have been reclassified to conform with current presentation of Teladoc’s financial statements.
(e)

Represents the preliminary cash purchase price of HealthiestYou that was paid in conjunction with the acquisition of $45,000 plus transaction expenses associated with Teladoc and HealthiestYou investment banker fees of $1,425.

(f)	Represents the amount due from officers of HealthiestYou that was paid in conjuction with the acquisition, as well as the elimination of a liability associated with deferred rent.
(g)	Represents preliminary goodwill recognized by HealthiestYou in conjunction with the acquisition by Teladoc.
(h)	Reflects convertible preferred stock of HealthiestYou eliminated in conjunction with the acquisition.
(i)

Reflects the issuance of 6,955,796 shares of common stock of Teladoc at a par value of $0.001 ($7) for the acquisition of HealthiestYou, less the par value of common stock of HealthiestYou eliminated in conjunction with the acquisition.

(j)

Reflects the issuance of 6,955,796 shares of common stock of Teladoc at a par value of $0.001 ($108,260) for the acquisition of HealthiestYou, less $1,294 of additional paid‑in capital of HealthiestYou eliminated in conjunction with the acquisition.

(k)	Reflects accumulated deficit of HealthiestYou eliminated in conjunction with the acquisition net of transaction expenses associated with the aformentioned investment banker fees of $1,425.
(l)

Upon consumamation of the acquisition, Teladoc recognized an income tax benefit of approximately $2.2 million associated with a reduction in Teladoc’s deferred tax asset valuation allowance due to the deferred tax liabilities established in purchase accounting. The income tax benefit has not been included in the combined proforma statement of operations.